Exhibit 99.1

“Pozen Logo Appears Here”

FOR IMMEDIATE RELEASE

POZEN ANNOUNCES RECEIPT OF NOT-APPROVABLE LETTER FOR MT 100™

Chapel Hill, N.C., June 1, 2004 – POZEN Inc. (NASDAQ: POZN) today announced that the U.S. Food and Drug Administration (FDA) issued a not-approvable letter on Friday, May 28, 2004 concerning the New Drug Application (NDA) for MT 100™ for the acute treatment of migraine. MT 100 is a novel combination of naproxen sodium and metoclopramide in a single tablet.

“Based on our understanding of our many previous communications with the FDA and the data contained in the NDA, we are extremely surprised and very disappointed by the Agency’s action. We believe we have provided the necessary data to support approval of MT 100 and have requested a meeting with the FDA as soon as possible,” said John R. Plachetka, Pharm.D., chairman, president, and chief executive officer of POZEN.

In the letter, the Agency noted that POZEN demonstrated unambiguous statistically significant superiority of MT 100 compared to an appropriate control on a valid measure of pain as well as on the three associated symptoms of nausea, photophobia, and phonophobia in one study. However, they noted that MT 100 did not clearly meet these criteria in a second study.

The FDA also cited the apparent lack of superiority of MT 100 over naproxen for sustained pain relief, which was the primary endpoint for the two component studies. This appears to arise primarily from an apparent difference in understanding between POZEN and the Agency as to the appropriate statistical analysis of this endpoint.

Additionally, for the first time the Agency raised an approvability issue concerning the risk of tardive dyskinesia (TD) presented by the use of metoclopramide, one of the components of MT 100. In this regard, the Agency stated in their letter, “given the number of patients exposed to MT 100 for at least one year in your database (about 300), the absence of any detected cases is consistent with a true rate of TD of about 1%, an unacceptably high risk in the absence of any demonstrated advantage of the product.” Further, the Agency mentioned that based on animal studies, there may be a potential risk of carcinogenicity, presumably due to metoclopramide. It is unclear to the Company, however, what role this played in the Agency’s decision.

POZEN will be reviewing its options and will determine the best way forward to continue to seek approval for this product.

POZEN to Host a Webcast Today at 9:00 a.m. Eastern Time.

POZEN will host a webcast today, June 1, at 9:00 a.m. Eastern time to discuss the information in this release. The webcast will be live and archived on POZEN’s home page at www.pozen.com

Contacts:

John Barnhardt, VP of Finance and Administration	(919) 913-1030
Lisa Barthelemy, Director IR	(919) 913-1044

Kathy Jones, Ph.D. (media)	(212) 213-0006 x39
Burns McClellan for POZEN
kjones@burnsmc.com

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval, or the failure to obtain such approval of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Form 10-Q for the quarter ended March 31, 2004 under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.